Exhibit 99.1

Media Contacts:

Telkonet Investor Relations

414.302.2298
ir@telkonet.com

FOR IMMEDIATE RELEASE

Telkonet Reports First Quarter 2021 Financial Results

Teleconference and Webcast to be Held Today at 4:30 P.M. EST

WAUKESHA, WI -- May 17, 2021 -- Telkonet, Inc. (OTCQB: TKOI), (the “Company”, “Telkonet”), a leader of intelligent automation solutions designed to optimize comfort, operational analytics, and energy efficiency for commercial markets, announces financial results for the quarter ended March 31, 2021. Management will host a teleconference at 4:30pm ET today to discuss these results with the financial community.

“While we continue to endure the ongoing impact of the COVID-19 pandemic upon our operations, during the quarter we did experience an increase in quoting requests, especially in the hospitality market” stated Jason Tienor, Telkonet’s Chief Executive Officer. “Our efforts continue to be focused on navigating through the effects of the pandemic in order to position the company for long-term growth,” continued Tienor.

Operational Summary:

For the three-month period ended March 31, 2021, compared to the three-month period ended March 31, 2020:

•	Total revenues decreased $0.51 million, or 28% year-over-year.
•	Gross profit as a percentage of total revenues increased 10% to 55%, compared to the prior year period, which was primarily due to a lower cost structure as a result of the Company’s decreased used of installation subcontractors and lower material costs as a percentage of product revenues.
•	Gross profit percentage on recurring revenues increased 6% to 94%, compared to the prior year period.
•	Gross profit decreased $0.11 million, or 13% year-over-year, primary attributable to the decline in revenues, partially offset by the gross profit percentage improvement.
•	The Company had an operating loss of $0.83 million, compared to an operating loss of $0.64 million during the prior year period, primarily due to the decrease in gross profit and an increase in selling, general and administrative expenses.
•	On February 16, 2021, the outstanding principal and accrued interest on the first draw Paycheck Protection Program Loan, entered into on April 21, 2020, was fully forgiven. On April 27, 2021, the Company entered into an unsecured promissory note for a second draw Paycheck Protection Program Loan for a total principal amount of $913,067.

Financial Results Summary

For the three-month period ended March 31, 2021:

Revenue: Total revenue decreased $0.51 million to $1.3 million compared to $1.8 million for the comparable period in 2020.

Product Revenue: Product revenue, which principally arises from the sales and installation of our energy management platforms, decreased $0.5 million to $1.1 million compared to $1.6 million for the comparable period in 2020.

Recurring Revenue: Recurring revenue, which principally arises from call center support services, decreased $0.01 million to $0.19 million compared to $0.19 for the comparable period in 2020.

Gross Profit: Gross profit decreased $0.11 million to $0.70 million compared to $0.81 million for the comparable period in 2020.

Net Income: Net income of $0.08 million compared to a net loss of $0.65 million for the comparable period in 2020. Income was primarily attributable to the non-cash gain on debt extinguishment of $0.92 million for the full forgiveness of the first draw Paycheck Protection Program Loan.

Teleconference

Date: Monday, May 17, 2021

Time: 4:30 p.m. EST (3:30 p.m. CDT, 1:30 p.m. PST)

Investor Dial-In (Toll Free US & Canada): 877-407-9171

Investor Dial-In (International): 201-493-6757

A replay of the teleconference will be available until May 31, 2021, which can be accessed by dialing (877) 660-6853 if calling within the US & Canada or (201) 612-7415, if calling internationally. Please enter conference ID# 13649459 to access the replay.

NON-GAAP Financial Measures

Telkonet will post to the Company's investor relations web site (www.telkonet.com) any reconciliation of differences between non-GAAP financial information, if any, that may be required in connection with issuing the Company's financial results. A reconciliation of net income (loss) to adjusted EBITDA is included in this press release and can be found in the Company’s Form 10-Q for the three months ended March 31, 2021.

The Company, as is common in its industry, uses adjusted EBITDA, a non-GAAP measurement gauge to demonstrate earnings and losses exclusive of interest and non-cash events. The Company manages its business based on its cash flows. The Company, in its daily management of its business affairs and analysis of its monthly, quarterly and annual performance, makes its decisions based on cash flows, not on the amortization of assets obtained through historical activities. The Company, in managing its current and future affairs, cannot affect the amortization of the intangible assets to any material degree, and therefore uses adjusted EBITDA as its primary management guide. Adjusted EBITDA is not, and should not be considered, an alternative to net income (loss), operating income (loss), or any other measure for determining operating performance of liquidity, as determined under accounting principles generally accepted in the United States (GAAP). In assessing the overall health of its business for the years ended December 31, 2020 and 2019, the Company excluded items in the following general category described below:

•	Stock-based compensation: The Company believes that because of the variety of equity awards used by companies, varying methodologies for determining stock-based compensation and the assumptions and estimates involved in those determinations, the exclusion of non-cash stock-based compensation enhances the ability of management and investors to understand the impact of non-cash stock-based compensation on our operating results. Further, the Company believes that excluding stock-based compensation expense allows for a more transparent comparison of its financial results to the previous period.

Adjusted EBITDA and other non-GAAP financial measures should not be considered in isolation from, or as a substitute for, a measure of financial performance prepared in accordance with GAAP. Further, investors are cautioned that there are inherent limitations associated with the use of the non-GAAP financial measure as an analytical tool. In particular, the non-GAAP financial measure is not based on a comprehensive set of accounting rules or principles and many of the adjustments to the GAAP financial measure reflect the exclusion of items that are recurring and will be reflected in the Company's financial results for the foreseeable future. The Company compensates for these limitations by providing specific information in the reconciliation included in this press release regarding the GAAP amounts excluded from the non-GAAP financial measure.

ABOUT TELKONET

Telkonet, Inc. (OTCQB: TKOI) provides innovative intelligent automation platforms at the forefront of the Internet of Things (IoT) space. Helping commercial audiences better manage operational costs, the Company’s EcoSmart intelligent automation platform is supported by a full-suite of IoT-connected devices that provide in-depth energy usage information and analysis, allowing building operators to reduce energy expenses. Vertical markets that benefit from EcoSmart products include hospitality, education, military, government, healthcare and multiple dwelling housing. Telkonet was founded in 1977 and is based in Waukesha, WI. For more information, visit www.telkonet.com.

For news updates as they happen, follow @Telkonet on Twitter.

To receive updates on all of Telkonet’s developments, sign up for our email alerts HERE.www.telkonet.com

FORWARD LOOKING STATEMENTS

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of statements that include, but are not limited to, phrases such as “anticipate,” “believe,” “expect,” “future,” “intend,” “plan,” and similar expressions to identify forward-looking statements. Such statements involve a number of risks and uncertainties such as the Company’s ability to access sources of liquidity necessary to continue its operations and continue as a going concern, the Company’s potential inability to comply with financial covenants under its credit facility, the continued impact of the COVID-19 pandemic on the Company’s operations and financial results, as well as the economy generally, competitive factors, technological development, market demand, and the Company’s ability to obtain new contracts and accurately estimate net revenue due to variability in size, scope and duration of projects. Further information on potential factors that could affect the Company’s financial results, can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and in its Reports on Forms 8-K filed with the Securities and Exchange Commission (“SEC”). You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to update any forward-looking statements as a result of new information, future developments, or otherwise, except as expressly required by law.

TELKONET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31,

(UNAUDITED)

	For the Three Months Ended
	March 31,
	2021	2020
Revenues, net:
Product	$1,107,864	$1,609,262
Recurring	186,345	194,162
Total Net Revenue	1,294,209	1,803,424

Cost of Sales:
Product	577,814	966,603
Recurring	10,900	22,772
Total Cost of Sales	588,714	989,375

Gross Profit	705,495	814,049

Operating Expenses:
Research and development	311,448	369,243
Selling, general and administrative	1,211,103	1,070,610
Depreciation and amortization	13,240	14,795
Total Operating Expenses	1,535,791	1,454,648

Operating Loss	(830,296)	(640,599)

Other Expenses:
Gain on debt extinguishment	920,673	–
Interest expense, net	(7,873)	(8,680)
Total Other Income (Expenses)	912,800	(8,680)

Income (Loss) before Provision for Income Taxes	82,504	(649,279)
Income Taxes Provision (benefit)	(235)	3,222
Net Income (Loss) Attributable to Common Stockholders	$82,739	$(652,501)

Net Income (Loss) per Common Share:

Basic – Net Income (Loss) Attributable to Common Stockholders	$0.00	$(0.01)

Diluted – Net Income (Loss) Attributable to Common Stockholders	$0.00	$(0.01)

Weighted Average Common Shares Outstanding used in Computing Basic Net Income/Loss Per Share	136,311,335	135,990,491
Weighted Average Common Shares Outstanding used in Computing Diluted Net Income/Loss Per Share	136,311,335	135,990,491

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA

FOR THE THREE MONTHS ENDED MARCH 31,

	2021	2020
Net income (loss)	$82,739	$(652,501)
Gain on debt extinguishment	(920,673)	–
Interest expense, net	7,873	8,680
Income tax (benefit) provision	(235)	3,222
Depreciation and amortization	13,240	14,795
EBITDA	(817,056)	(625,804)
Adjustments:
Stock-based compensation	1,815	1,815
Adjusted EBITDA	$(815,241)	$(623,989)